Exhibit 99.1

Technitrol Updates Outlook for Q208

PHILADELPHIA--(BUSINESS WIRE)--Technitrol, Inc. (NYSE:TNL) announced that for its second fiscal quarter ended June 27, 2008, it expects to report revenues of approximately $320 million and operating profit, excluding severance and asset-impairment expenses and purchase accounting adjustments, of approximately $12 million. The revised outlook compares with earlier guidance of approximately $330 million for revenues and $25 million for operating profit on the same basis. Second-quarter earnings before interest, taxes, depreciation and amortization (EBITDA), excluding severance and asset-impairment and purchase accounting adjustments, are expected to be approximately $29 million. Purchase accounting adjustments, severance and asset-impairment expenses and other adjustments, along with tables reconciling non-GAAP to GAAP operating profit and EBITDA to net earnings, will be provided with Technitrol’s second-quarter report on July 24, 2008.

Second-quarter results will reflect lower-than-expected operating profit due primarily to:

  lower than originally forecasted demand in higher-margin electronic components and worsening conditions in the North American economy;
  the May earthquake in China which affected an electronic components factory;
  higher than anticipated expenses related to the transfers of automotive components and former Sonion operations to Asia; and

  strengthening of functional local currencies against the U.S. dollar.

Based on current internal projections and customer forecasts, Technitrol anticipates that the impact from each of the factors listed above (except foreign exchange issues, which are expected to continue) will abate significantly in the second half of 2008. In addition, Technitrol has instituted more rigorous cost recovery actions and will aggressively reduce operating costs. While the global economic situation is unclear and difficult to predict, the company believes that due to the combination of positive factors noted, non-GAAP operating profit will increase by approximately 75% in the third quarter compared with the second, and by approximately 35% in the fourth quarter compared with the third.

The company will host a conference call with investors (details below) to review these items.

Cautionary Note

Statements in the above report are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. Actual results may differ materially due to the risk factors listed below as well as others listed from time to time in Technitrol’s SEC reports including, but not limited to, those discussed in the company’s 10-Q report for the quarter ended March 28, 2008 in Item 1a under the caption “Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995).”

These risk factors include, but are not limited to, the following:

  Cyclical changes in the markets we serve could result in a significant decrease in demand for our products and reduce our profitability.
  Reduced prices for our products may adversely affect our profit margins if we are unable to reduce our costs of production.
  An inability to adequately respond to changes in technology or customer needs may decrease our sales.

  If our inventories become obsolete, our future performance and operating results will be adversely affected.
  An inability to capitalize on our recent or future acquisitions may adversely affect our business.
  Integration of acquisitions into the acquiring segment may limit the ability of investors to track the performance of individual acquisitions and to analyze trends in our operating results.
  An inability to identify additional acquisition opportunities may slow our future growth.
  If our customers terminate their existing agreements, or do not enter into new agreements or submit additional purchase orders for our products, our business will suffer.
  If we do not effectively manage our business in the face of fluctuations in the size of our organization, our business may be disrupted.
  Uncertainty in demand for our products may result in increased costs of production, an inability to service our customers, or higher inventory levels which may adversely affect our results of operations and financial condition.
  A decrease in availability of our key raw materials could adversely affect our profit margins.
  Costs associated with precious metals and base metals may not be recoverable.
  Competition may result in lower prices for our products and reduced sales.
  Fluctuations in foreign currency exchange rates may adversely affect our operating results.
  Our international operations subject us to the risks of unfavorable political, regulatory, labor and tax conditions in other countries.
  Shifting our operations between regions may entail considerable expense.

  Liquidity requirements could necessitate movements of existing cash balances which may be subject to restrictions or cause unfavorable tax and earnings consequences.
  Losing the services of our executive officers or our other highly qualified and experienced employees could adversely affect our business.
  Public health epidemics (such as flu strains or severe acute respiratory syndrome) or other natural disasters (such as earthquakes or fires) may disrupt operations in affected regions and affect operating results.
  The unavailability of insurance against certain business risks may adversely affect our future operating results.
  Environmental liability and compliance obligations may affect our operations and results.
  An increase in our debt levels could adversely affect our financial position, liquidity and perception of our financial condition in the financial markets.
  Our results may be negatively affected by changing interest rates.

Based in Philadelphia, Technitrol is a worldwide producer of electronic components, electrical contacts and assemblies and other precision-engineered parts and materials for manufacturers in the wireless and wireline communications, hearing, medical, military/aerospace, automotive and electrical equipment industries. For more information, visit Technitrol’s Web site at http://www.technitrol.com

Investors: Technitrol will conduct a conference call to discuss the content of this press release on Wednesday, July 2, between 9:30 and 10:30 a.m. Eastern Time. The dial-in number is (412) 858-4600. Also, the call will be broadcast live over the Internet. Visit www.technitrol.com. On-demand Internet and telephone replay will be available between July 2 and midnight, Eastern Time on July 9, 2008. For telephone replay, dial (412) 317-0088 and enter access code 374010#. For Internet replay, use the link from our home page mentioned above.

CONTACT:
Technitrol, Inc.
David Stakun, 215-942-8428